Exhibit 99.1

1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607 (813) 830-7700 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL:	AIH
Thursday, August 10, 2006	TRADED:	AMEX
ABLEST INC. REPORTS INCREASED REVENUE FOR SECOND QUARTER
     TAMPA, Fla., Aug. 10 — Ablest Inc. today reported that revenue for the fiscal second quarter ended July 2, 2006 increased 4.9 percent to $34.3 million as compared to revenue of $32.8 million in the 2005 second quarter. Net income decreased to $285,000 or $0.10 per diluted share compared to $574,000 or $0.20 per diluted share for the similar period last year. Net income in the fiscal second quarter was negatively impacted because of higher than planned increase in workers’ compensation expense accruals of approximately $254,000.
     Revenues for the first 27 weeks of fiscal 2006 increased 10.4 percent to $70.2 million from $63.6 million in the corresponding 26-week period of the prior year. For the six months ended July 2, 2006, net income was $633,000 or $0.21 per diluted share compared to the first half of 2005 when the company reported net income of $838,000 equal to $0.29 cents per diluted share.
     Kurt R. Moore, president and chief executive officer, said, “The company experienced an increase in claims costs and incidence rates in 2006 which required an increase in our workers’ compensation expense estimates. Senior management is addressing this matter to reduce the growth rate of the expense.”
About Ablest
     Ablest is a leader in workforce services; creating and delivering local solutions that enable companies to compete and win in an ever-changing business world. Services are provided through its Staffing Services and Professional Services Divisions. Staffing Services offers customers a range of employment services in the office and light industrial sectors including employee assessment and selection, training, managed services and vendor-on-premise (VOP) programs. Professional Services offers employment and consulting services in the Information Technology and Finance and Accounting sectors. Ablest’s Services focus on improving customer performance in the areas of quality, efficiency and cost-reduction within their workforce. Ablest supplies more than 37,000 field employees and consultants to approximately 2,000 businesses annually through 58 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the company’s business.
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PAGE 2 / ABLEST INC. REPORTS INCREASED REVENUE FOR SECOND QUARTER
ABLEST INC.
Condensed Statements of Income
(amounts in thousands except share and per share data)
(Unaudited)

	For the Thirteen Week		For the Twenty Seven Week	For the Twenty Six Week
	Periods Ended		Period Ended	Period Ended
	July 2, 2006	June 26, 2005	July 2, 2006	June 26, 2005
Net service revenues	$34,340	$32,751	$70,204	$63,586
Cost of services	28,398	27,009	58,151	52,867

Gross profit	5,942	5,742	12,053	10,719

Selling, general and administrative expenses	5,466	4,815	11,017	9,364

Operating income	476	927	1,036	1,355

Other:
Interest income, net	10	—	9	—
Miscellaneous income (expense), net	19	—	21	(3)

Other income (expense)	29	—	30	(3)

Income before income taxes	505	927	1,066	1,352

Income tax expense	220	353	433	514

Net income	$285	$574	$633	$838

Basic net income per common share	$0.10	$0.20	$0.22	$0.29

Diluted net income per common share	$0.10	$0.20	$0.21	$0.29

Weighted average number of common shares used in computing net income per common share
Basic	2,933,268	2,863,509	2,915,761	2,859,043

Diluted	2,971,642	2,940,368	2,952,721	2,933,530

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PAGE 3 / ABLEST INC. REPORTS INCREASED REVENUE FOR SECOND QUARTER
ABLEST INC.
Condensed Balance Sheets
(amounts in thousands except share data)
(Unaudited)

	July 2, 2006	December 25, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,698	$1,931
Accounts receivable, net	16,355	18,760
Prepaid expenses and other current assets	704	469
Current deferred tax asset	1,246	1,246

Total current assets	22,003	22,406

Property and equipment, net	2,329	1,732
Deferred tax asset	681	863
Goodwill	1,283	1,283
Other assets	245	171

Total assets	$26,541	$26,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$739	$841
Accrued insurance	2,235	2,536
Accrued wages	2,500	2,738
Other current liabilities	469	514

Total current liabilities	5,943	6,629

Other liabilities	198	432

Total liabilities	6,141	7,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at July 2, 2006 and December 25, 2005	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,387,118 and 3,334,344 shares issued and outstanding including shares held in treasury at July 2,, 2006 and December 25, 2005, respectively	169	167
Additional paid-in capital	5,636	5,265
Retained earnings	16,705	16,072
Treasury stock at cost; 457,729 shares held at July 2, 2006 and December 25, 2005	(2,110)	(2,110)

Total stockholders’ equity	20,400	19,394

Total liabilities and stockholders’ equity	$26,541	$26,455

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SOURCE:	Ablest Inc.
CONTACT:	John Horan, Vice President and Chief Financial Officer
813/830-7700 or jhoran@ablest.com/